Exhibit 99.1

Gain Therapeutics, Inc.

Reports Third Quarter 2021 Financial Results and Business Update

Data from Patient-Derived iPSC Study Evaluating STAR Compounds Show Positive Effects on Disease Onset and Progression; Full Data Presented at MJFF’s Parkinson's Disease Therapeutics Conference

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Appoints Matthias Alder as Chief Operating Officer and Appoints 5 Members to Newly Formed Scientific Advisory Board

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$40.98 Million in Cash as of September 30, 2021, Provides Runway into Second half of 2023 and a Strong Cash Position to Transition the Company’s Lead Program into Clinical Trials

BETHESDA, Md., November 12, 2021 (GlobeNewswire) – Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company focused on identifying and optimizing allosteric binding sites that have never been targeted in neurodegenerative diseases and lysosomal storage disorders, today announced its financial results as of and for the third quarter ended September 30, 2021, and highlighted recent corporate accomplishments.

“I am very pleased with the progress we have made this quarter on multiple fronts including corporate development, with the appointment of Matthias Alder as COO to several presentations at international symposia and leading medical conferences providing the evidence and data behind our novel programs supporting our transition into clinical trials,” commented Eric Richman, Chief Executive Officer of Gain. “Building on a robust portfolio of data generated to date, the Company will be hosting several presentations to both the investor and medical communities that showcase Gains’ supercomputer-powered SEE-Tx™ discovery platform to identify lead STAR compounds for potential treatment of rare genetic and neurodegenerative diseases.”

Business and Recent Developments

o	Presented at the Michael J. Fox Foundation (MJFF) Parkinson’s Disease Therapeutics Webinar: Gain presented quantitative data from a patient-derived iPSC study evaluating Structurally Targeted Allosteric Regulator (STAR) compounds as a treatment for Gaucher and Parkinson’s Disease (PD).
-	STAR compounds GT-02287 and GT-02329 displayed significant reductions in toxic substrates GluCer and α-synuclein-p129, as well as an increase in GCase enzyme activity, GCase protein levels, and trafficking of GCase to the lysosome in cortical and dopaminergic neurons differentiated from patient-derived iPSCs.
-	Study results showed positive effects on key biological read-outs related to disease onset and progression and the potential to reverse degeneration.

●	Expansion of the leadership team In October, the Company announced the appointment of Matthias Alder as Chief Operating Officer to advance Gain’s strategic and operational objectives, including the establishment of additional industry partnerships and the transition of the Company’s lead program in Gaucher and Parkinson’s Disease into clinical trials, which is expected in 2022. Matthias Alder joins Gain with more than 25 years of transactional, operational, and business development experience in the pharmaceutical and biotechnology industries.

●	Established Scientific Advisory Board (SAB): The Board is comprised of leading scientists and luminaries that offer significant scientific insight and guidance to expand the Company’s pipeline and progress its lead program in Parkinson’s Disease into clinical studies.

The five-person board is composed of the following members:

Luca Benatti, Ph.D. - Chairman
Samuel Broder, M.D.	Joanne Taylor, Ph.D.
Lorenzo Leoni, Ph.D.	Michel Vellard, Ph.D.

●	Presented at the Society for Neuroscience 50th Annual Meeting: Dr. Beatriz Guzman, Gain’s in-vivo Research Pharmacologist, presented data of STAR compounds exhibiting positive in-vivo pharmacological activity in animal models of Parkinson’s Disease.
-	STAR compound GT-02287 displayed reduction in alpha-synuclein pathology and neuroinflammation in a dose-dependent manner, as well as improved behavioral deficits such as locomotion, in a rat model of Parkinson Disease.
-	Study results support GCase as promising target to restore key biological activities found to be impaired in both GBA1-related Parkinson’s Disease as well as sporadic PD patients.

●	Presented at the 2021 International Virtual GM1 Community Conference: Manolo Bellotto, General Manager and President of Gain, presented an overview on the Company’s proprietary Structurally Targeted Allosteric Regulators (STARs) for GM1 Gangliosidosis and Morquio B Disease. In both diseases, mutations in GLB1 result in the misfolding and subsequent dysfunction of GLB, which leads to toxic substrate accumulation in organs and tissues. In an effort to develop the first treatment approach for the disease’s neurological symptoms, Gain is evaluating allosteric regulators that are designed to decrease toxic substrate accumulation in organs and tissues of patients with Morquio B and GM1 Gangliosidosis.

●	Strong cash position to advance the Company’s programs. As of September 30, 2021, the Company’s cash position was $40.98 million, compared to $7.49 million as of December 31, 2020.

Upcoming 4Q’21 & FY’22 Milestones

●	Industry Conference - Full data from collaboration with University of Maryland School of Medicine on GBA-associated Parkinson’s Disease
●	Initiate IND-enabling studies in 4Q’21 for Gaucher and Parkinson’s Disease
●	IND Submission to the US Food and Drug Administration in 2H’22

Financial Results

For the third quarter ended September 30, 2021, as compared to the third quarter ended
September 30, 2020:

●	Revenues were $27 thousand compared to $7 thousand
●	Research and development expenses were $2,477 thousand compared to $427 thousand
●	General and administrative expenses were $2,187 thousand compared to $398 thousand
●	Total operating expenses increased to $4,663 thousand, which include the impact of non-cash stock-based compensation and warrants for $768 thousand, compared to $4 thousand
●	Net loss was $4,664 thousand compared to $794 thousand
●	GAAP basic and diluted net loss per share was $0.39, compared to basic and diluted net loss per share of $0.25

Revenues were $27 thousand for the three-month period ended September 30, 2021, compared to $7 thousand for the same period of 2020. The increase was primarily attributable to development services on the first target development program identified under the Zentalis Pharmaceuticals collaboration agreement.

Research and development expenses of $2,477 thousand for the three-month period ended September 30, 2021 compared to $427 thousand for the same period of 2020, an increase of $2,050 thousand. The increase in research and development expenses was primarily driven by increased program development activities related to the advancement of the Company’s pre-clinical pipeline, as well as increased personnel-related costs resulting from an increase in employee headcount and the impact of non-cash stock-based compensation that amounted to $98 thousand and $3 thousand as of September 30, 2021 and 2020, respectively.

General and administrative expenses were $2,187 thousand for the three-month period ended September 30, 2021 compared to $398 thousand for the same period of 2020, an increase of $1,788 thousand. This increase was primarily due to increase in expenses for legal fees relating to patent and corporate matters, professional fees for accounting and investor relations as we continue to expand our business and build management infrastructure an increase in personnel-related costs resulting from an increase in employee headcount and the impact of non-cash stock-based compensation that amounted to $153 thousand and $1 thousand and warrants of $517 thousand and nil as of September 30, 2021 and 2020, respectively.

As a result of the above, net loss was $4,664 thousand, or $0.39 per share basic and diluted, for the three-month period ended September 30, 2021, compared to $794 thousand or $0.25 per share basic and diluted, for the same period of 2020. The increase in net loss was due to increased research and development expenses, as well as an increase in general and administrative expenses primarily related to investments in the Company’s infrastructure as a publicly traded company.

Cash and cash equivalents were $40.98 million as of September 30, 2021 compared to $7.49 million at December 31, 2020.

Gain Therapeutics, Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$40,979,225	$7,492,910
Restricted cash	—	11,371
Accounts receivable	24,713	8,548
Prepaid expenses and other current assets	550,748	257,011
Deferred offering costs	$—	$1,217,988
Total current assets	$41,554,686	$8,987,828

Non-current assets:
Property and equipment, net	103,050	29,633
Internal-use software	39,329	—
Operating lease - right of use assets	747,529	523,080
Restricted cash	30,868	—
Long-term deposits and other non-current assets	86,998	63,817
Total non-current assets	$1,007,774	$616,530
Total Assets	$42,562,460	$9,604,358

Current liabilities:
Accounts payable	789,387	961,516
Operating lease liability - current	170,271	122,756
Other current liabilities	2,192,518	767,380
Tax provision	10,478	1,070
Deferred income	327,690	239,483
Loans - short term	$86,645	$22,626
Total current liabilities	$3,576,989	$2,114,831

Non-current liabilities:
Defined benefit pension plan	243,612	171,558
Operating lease liability - non-current	576,456	400,324
Loans - long term	$620,167	$715,656
Total non-current liabilities	$1,440,235	$1,287,538

Stockholders’ equity
Series A Preferred Stock, $0.0001 par value: nil and 1,185,879 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	118
Series B Preferred Stock, $0.0001 par value: nil and 2,965,600 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	297
Common Stock, $0.0001 par value: 11,879,743 and 3,543,163 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1,188	354
Additional paid-in capital	55,361,652	13,388,771
Accumulated other comprehensive loss	(112,078)	(152,698)
Accumulated deficit	(7,034,853)	(3,457,171)
Loss of the period	(10,670,673)	(3,577,682)
Total Stockholders’ equity	$37,545,236	$6,201,989
Total Liabilities and Stockholders’ equity	$42,562,460	$9,604,358

Gain Therapeutics, Inc

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Collaboration revenues	15,971	—	97,587	—
Other income	11,374	6,696	24,199	19,742
Total revenues	$27,345	$6,696	$121,786	$19,742

Operating expenses:
Research and development	(2,476,739)	(427,465)	(5,691,756)	(1,283,592)
General and administrative	(2,186,531)	(398,320)	(5,047,434)	(599,964)
Total operating expenses	(4,663,270)	(825,785)	(10,739,190)	(1,883,556)

Loss from operations	$(4,635,925)	$(819,089)	$(10,617,404)	$(1,863,814)

Other income (expense):
Interest income/(expenses), net	4,918	7	12,228	(3,258)
Foreign exchange gain/(loss), net	(27,412)	25,596	(53,245)	(48,175)
Loss before income tax	$(4,658,419)	$(793,486)	$(10,658,421)	$(1,915,247)

Income tax	(5,114)	(885)	(12,252)	(6,754)

Net Loss	$(4,663,533)	$(794,371)	$(10,670,673)	$(1,922,001)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.39)	$(0.25)	$(1.11)	$(0.80)
Weighted average common shares - basic and diluted	11,876,745	3,203,729	9,587,189	2,392,059

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is positioned at the confluence of technology and healthcare and focused on redefining drug discovery with its SEE-Tx™ target identification platform. By identifying and optimizing allosteric binding sites that have never before been targeted, Gain is unlocking new treatment options for difficult-to-treat disorders characterized by protein misfolding. Gain was established in 2017 with the support of its founders and institutional investors. It has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. In July 2020, Gain Therapeutics, Inc. completed a share exchange with Gain Therapeutics, SA, a Swiss corporation, whereby GT Gain Therapeutics SA became a wholly owned subsidiary of Gain Therapeutics, Inc.

For periods and at dates prior to the Corporate Reorganization, the consolidated financial statements were prepared based on the historical financial statements of GT Gain Therapeutics SA.

For more information, please visit https://www.gaintherapeutics.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to any financial forecast or the possibility of any future regulatory approval or filing, may differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s most recent Quarterly Report, as well as other documents that may be filed by the Company from time to time.

New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.

SOURCE: Gain Therapeutics, Inc.

Investor & Media Contacts:

Gain Therapeutics Investor Contact:
Daniel Ferry
LifeSci Advisors
+1 (617) 430-7576
daniel@lifesciadvisors.com

Gain Therapeutics Media Contact:
Joleen Schultz
Joleen Schultz & Associates
+1 760-271-8150
joleen@joleenschultzassociates.com